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                                                                EXHIBIT 21.1

                         Subsidiaries of the Registrant

          Phoenix FSC, Inc., a wholly-owned subsidiary of the Company, was incorporated on May 9, 1994 with the government of the Virgin Islands of the United States, St. Thomas.

          Phoenix EMEA Limited, a wholly-owned subsidiary of the Company, was incorporated on December 9, 1996 with the Registrar of Companies for England and Wales.

          Phoenix A.P. Limited, a wholly-owned subsidiary of the Company, was incorporated on April 23, 1997 with the Registrar of Companies of New Zealand.